EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO

U.S. Home Systems, Inc.

214.488.6300    mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations

Bibicoff & Associates, Inc.

818.379.8500    terrimac@pacbell.net

U.S. HOME SYSTEMS REVISES EARNINGS GUIDANCE FOR THE SECOND

QUARTER AND FOR THE FULL YEAR 2004

DALLAS, TX., June 18, 2004 — U.S. Home Systems, Inc. (NasdaqSC: USHS) today announced it has revised its second quarter earnings guidance downward from an original estimate of between $0.08 and $0.11 per diluted share to between $0.05 and $0.08 per diluted share and has revised its full year earnings guidance for 2004 downward from an original estimate of between $0.45 to $0.51 per diluted share to between $0.42 and $0.48 per diluted share.

Murray H. Gross, Chairman, President and CEO of USHS, stated, “Our wood deck business will be impacted in the short term primarily by a longer than anticipated permitting process in certain new markets and also by higher than anticipated lumber costs. Additionally, the rollout of our kitchen cabinet refacing program with The Home Depot in West Coast markets has been accelerated, therefore we will incur additional start-up expenditures. As a result, we estimate our net income will be between $0.05 and $0.08 per diluted share in the second quarter of 2004, and we expect full year net income to be between $0.42 and $0.48 per diluted share.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. Our home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® At-Home Services, The Home Depot® Cabinet Refacing, Century 21 Home Improvement, Renewal By Andersen®, Facelifters, Cabinet Clad and USA Deck-Designer Deck. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

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USHS REVISES EARNINGS GUIDANCE Q2 AND FOR YEAR 2004	PAGE TWO

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

06/18/2004

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